Exhibit 99.1

W. P. Carey Inc. Announces First Quarter 2023 Financial Results

New York, NY – April 28, 2023 – W. P. Carey Inc. (NYSE: WPC) (W. P. Carey or the Company), a net lease real estate investment trust, today reported its financial results for the first quarter ended March 31, 2023.

Financial Highlights

2023 First Quarter
Net income attributable to W. P. Carey (millions)	$294.4
Diluted earnings per share	$1.39

AFFO (millions)	$279.2
AFFO per diluted share	$1.31

•2023 AFFO guidance range of between $5.30 and $5.40 per diluted share maintained, based on anticipated full year investment volume of between $1.75 billion and $2.25 billion
•Quarterly cash dividend raised to $1.067 per share, equivalent to an annualized dividend rate of $4.268 per share

Real Estate Portfolio
•Investment volume of $743.5 million completed year to date, including $177.8 million during the first quarter and $565.7 million subsequent to quarter end
•Gross disposition proceeds of $42.7 million during the first quarter

Balance Sheet and Capitalization
•Approximately $385 million in anticipated net proceeds currently available for settlement pursuant to forward sale agreements, including approximately $104 million pursuant to forward sale agreements sold during the first quarter
•Subsequent to quarter end, closed on a new three-year €500 million unsecured term loan and executed an interest rate swap fixing the interest rate at 4.34% per annum through the end of 2024

MANAGEMENT COMMENTARY

“We're pleased with the progress we’re making year to date, completing investment volume totaling just over $740 million and continuing to generate sector-leading rent growth,” said Jason Fox, Chief Executive Officer of W. P. Carey. “The investment backdrop remains constructive and our pipeline active, driven by the competitiveness of sale-leasebacks versus sellers’ funding alternatives. And even though there is evidence that inflation is beginning to cool, we expect our contractual same-store rent growth to remain elevated — averaging around 4% in 2023 and over 3% in 2024 — given the lag on which CPI-linked escalations flow through to rents.”

W. P. Carey Inc. 3/31/2023 Earnings Release 8-K – 1

QUARTERLY FINANCIAL RESULTS

Revenues

•Total Company: Revenues, including reimbursable costs, for the 2023 first quarter totaled $427.8 million, up 22.8% from $348.4 million for the 2022 first quarter.

•Real Estate: Real Estate revenues, including reimbursable costs, for the 2023 first quarter were $427.4 million, up 24.2% from $344.1 million for the 2022 first quarter. Lease revenues were higher as a result of net investment activity, properties acquired in the CPA:18 Merger and rent escalations, partly offset by the impact of a stronger U.S. dollar relative to foreign currencies, primarily the euro. Operating property revenues increased as a result of the self-storage and other operating properties acquired in the CPA:18 Merger, as well as the conversion of 12 hotel properties from net leases to operating during the 2023 first quarter.

Net Income Attributable to W. P. Carey

•Net income attributable to W. P. Carey for the 2023 first quarter was $294.4 million, up 87.5% from $157.0 million for the 2022 first quarter. Net income from Real Estate attributable to W. P. Carey was $293.2 million, which increased due primarily to a gain on sale of real estate of $176.2 million recognized during the current year period related to the purchase option exercise notice described below (which is excluded from AFFO), the impact of net investment activity (including properties acquired in the CPA:18 Merger) and rent escalations, partly offset by higher interest expense. Net income from Investment Management attributable to W. P. Carey was $1.1 million, which decreased due primarily to the cessation of Investment Management revenues and distributions previously earned from CPA:18.

Adjusted Funds from Operations (AFFO)

•AFFO for the 2023 first quarter was $1.31 per diluted share, down 3.0% from $1.35 per diluted share for the 2022 first quarter, due primarily to lower Investment Management earnings. The Company’s Real Estate segment generated AFFO of $1.31 per diluted share, flat as compared to the 2022 first quarter, primarily reflecting the impact of net investment activity, rent escalations and the accretive impact of the CPA:18 Merger, offset primarily by higher interest expense, and dividends received in the prior-year period (dividends on common stock of Lineage Logistics and accrued dividends on preferred shares of Watermark Lodging Trust).

Note: Further information concerning AFFO and Real Estate AFFO, which are both non-GAAP supplemental performance metrics, is presented in the accompanying tables and related notes.

Dividend

•On March 9, 2023, the Company reported that its Board of Directors increased its quarterly cash dividend to $1.067 per share, equivalent to an annualized dividend rate of $4.27 per share. The dividend was paid on April 14, 2023 to shareholders of record as of March 31, 2023.

AFFO GUIDANCE

•For the 2023 full year, the Company maintains its expectation that it will report total AFFO of between $5.30 and $5.40 per diluted share (all of which comprises Real Estate AFFO) based on the following key assumptions:

(i) investment volume of between $1.75 billion and $2.25 billion, which is unchanged;

(ii) disposition volume of between $300 million and $400 million, which is unchanged; and

(iii) total general and administrative expenses of between $97 million and $100 million, which is unchanged.

Note: The Company does not provide guidance on net income. The Company only provides guidance on total AFFO (and Real Estate AFFO) and does not provide a reconciliation of this forward-looking non-GAAP guidance to net income due to the inherent difficulty in quantifying certain items necessary to provide such reconciliation as a result of their unknown effect, timing and potential significance. Examples of such items include impairments of assets, gains and losses from sales of assets, and depreciation and amortization from new acquisitions.

W. P. Carey Inc. 3/31/2023 Earnings Release 8-K – 2

REAL ESTATE

Investments

•Year to date, the Company completed investments totaling $743.5 million, including $177.8 million during the 2023 first quarter and $565.7 million subsequent to quarter end.

•The Company currently has seven capital investments and commitments totaling $82.9 million and construction loan funding of $55.0 million scheduled to be completed during 2023, for an aggregate total of $137.9 million.

Dispositions

•During the 2023 first quarter, the Company disposed of five properties for gross proceeds of $42.7 million.

Rent Collections

•The Company received over 99.4% of contractual base rent that was due in the 2023 first quarter.

Composition

•As of March 31, 2023, the Company’s net lease portfolio consisted of 1,446 properties, comprising 176 million square feet leased to 397 tenants, with a weighted-average lease term of 10.9 years and an occupancy rate of 99.2%. In addition, the Company owned 84 self-storage operating properties, 13 hotel operating properties and two student housing operating properties, totaling approximately 7.6 million square feet.

Purchase Option Exercise Notice

•On February 28, 2023, U-Haul provided notice of its intention to exercise its option to repurchase a portfolio of 78 net-lease self-storage properties owned by the Company. The purchase price will be calculated using the U.S. Consumer Price Index as of the closing date, which is expected on or around March 31, 2024. U-Haul is obligated to pay rent until the closing date.

•During the 2023 first quarter, the Company reclassified the investment to a sales-type lease for accounting purposes, at its current estimated value (which is not expected to represent the final purchase price), resulting in a gain on sale of real estate of $176.2 million, which was excluded from AFFO.

Conversion of Net Lease Hotels to Operating Properties

•As previously announced, on January 31, 2023, 12 hotels owned by the Company (with prior annualized base rent totaling $16.1 million) converted from net leases to operating properties upon expiration of their master lease with Marriott, at which time the Company began recognizing operating property revenues and expenses on the properties and ceased recognizing lease revenues.

BALANCE SHEET AND CAPITALIZATION

Forward Equity

•During the 2023 first quarter, the Company settled a portion of its outstanding forward sale agreements, issuing 3,081,867 shares of common stock for net proceeds of $250 million.

•During the 2023 first quarter, the Company used forward sale agreements under its ATM program to sell 1,302,403 shares of common stock at a weighted-average gross price of $80.97 per share, all of which remain available for settlement, for anticipated net proceeds of approximately $104 million.

•As of March 31, 2023, the Company had an aggregate of $385 million in anticipated net proceeds available for settlement pursuant to forward sale agreements.

W. P. Carey Inc. 3/31/2023 Earnings Release 8-K – 3

Unsecured Term Loan – Subsequent to Quarter End

•As previously announced, on April 24, 2023, the Company closed on a new €500 million unsecured term loan maturing on April 24, 2026 (the Term Loan), with a syndicate of 10 participating banks. The Term Loan was drawn in full at closing and includes an accordion feature enabling the aggregate amount to be increased up to €250 million (for a Term Loan totaling up to €750 million) subject to approvals and the satisfaction of certain conditions. Proceeds from the Term Loan were used for the repayment of debt, including amounts outstanding on the Company’s unsecured revolving credit facility.

•The borrowing rate pursuant to the credit agreement is 85 basis points over EURIBOR. In conjunction with the closing, W. P. Carey executed a variable-to-fixed interest rate swap fixing the interest rate at 4.34% through the end of 2024.

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Supplemental Information

The Company has provided supplemental unaudited financial and operating information regarding the 2023 first quarter and certain prior quarters, including a description of non-GAAP financial measures and reconciliations to GAAP measures, in a Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) on April 28, 2023, and made available on the Company’s website at ir.wpcarey.com/investor-relations.

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Live Conference Call and Audio Webcast Scheduled for 10:00 a.m. Eastern Time
Please dial in at least 10 minutes prior to the start time.

Date/Time: Friday, April 28, 2023 at 10:00 a.m. Eastern Time
Call-in Number: 1 (877) 465-1289 (U.S.) or +1 (201) 689-8762 (international)

Live Audio Webcast and Replay: www.wpcarey.com/earnings

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W. P. Carey Inc.

Celebrating its 50th anniversary, W. P. Carey ranks among the largest net lease REITs with an enterprise value of approximately $25 billion and a well-diversified portfolio of high-quality, operationally critical commercial real estate, which includes 1,446 net lease properties covering approximately 176 million square feet and a portfolio of 84 self-storage operating properties, as of March 31, 2023. With offices in New York, London, Amsterdam and Dallas, the company remains focused on investing primarily in single-tenant, industrial, warehouse and retail properties located in the U.S. and Northern and Western Europe, under long-term net leases with built-in rent escalations.

www.wpcarey.com

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W. P. Carey Inc. 3/31/2023 Earnings Release 8-K – 4

Cautionary Statement Concerning Forward-Looking Statements and Rent Collections

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of W. P. Carey and can be identified by the use of words such as “may,” “will,” “should,” “would,” “will be,” “goals,” “believe,” “project,” “expect,” “anticipate,” “intend,” “estimate” “opportunities,” “possibility,” “strategy,” “maintain” or the negative version of these words and other comparable terms. These forward-looking statements include, but are not limited to, statements made by Mr. Jason Fox regarding the investment environment, pipeline and benefits from rent escalations. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other unknown or unpredictable risks or uncertainties, like the risks related to inflation and increased interest rates, the effects of pandemics and global outbreaks of contagious diseases (such as the COVID-19 pandemic) and domestic or geopolitical crises, such as terrorism, military conflict (including the ongoing conflict between Russia and Ukraine and the global response to it), war or the perception that hostilities may be imminent, political instability or civil unrest, or other conflict, and those additional risk factors discussed in reports that we have filed with the SEC, could also have material adverse effects on our future results, performance or achievements. Discussions of some of these other important factors and assumptions are contained in W. P. Carey’s filings with the SEC and are available at the SEC’s website at http://www.sec.gov, including Part I, Item 1A. Risk Factors in W. P. Carey’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, W. P. Carey does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

In addition, information provided regarding historical rent collections should not serve as an indication of expected future rent collections.

Institutional Investors:
Peter Sands
1 (212) 492-1110
institutionalir@wpcarey.com

Individual Investors:
W. P. Carey Inc.
1 (212) 492-8920
ir@wpcarey.com

Press Contact:
Anna McGrath
1 (212) 492-1166
amcgrath@wpcarey.com

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W. P. Carey Inc. 3/31/2023 Earnings Release 8-K – 5

W. P. CAREY INC.
Consolidated Balance Sheets (Unaudited)
(in thousands, except share and per share amounts)

	March 31, 2023	December 31, 2022
Assets
Investments in real estate:
Land, buildings and improvements — net lease and other	$12,934,679	$13,338,857
Land, buildings and improvements — operating properties	1,323,047	1,095,892
Net investments in finance leases and loans receivable	1,222,345	771,761
In-place lease intangible assets and other	2,612,139	2,659,750
Above-market rent intangible assets	807,790	833,751
Investments in real estate	18,900,000	18,700,011
Accumulated depreciation and amortization (a)	(3,225,576)	(3,269,057)
Assets held for sale, net	43,038	57,944
Net investments in real estate	15,717,462	15,488,898
Equity method investments	341,153	327,502
Cash and cash equivalents	147,939	167,996
Other assets, net	1,588,034	1,080,227
Goodwill	1,037,819	1,037,412
Total assets	$18,832,407	$18,102,035

Liabilities and Equity
Debt:
Senior unsecured notes, net	$5,978,499	$5,916,400
Unsecured revolving credit facility	669,463	276,392
Unsecured term loans, net	566,478	552,539
Non-recourse mortgages, net	1,043,808	1,132,417
Debt, net	8,258,248	7,877,748
Accounts payable, accrued expenses and other liabilities	679,484	623,843
Below-market rent and other intangible liabilities, net	161,848	184,584
Deferred income taxes	181,935	178,959
Dividends payable	231,530	228,257
Total liabilities	9,513,045	9,093,391

Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value, 450,000,000 shares authorized; 213,890,620 and 210,620,949 shares, respectively, issued and outstanding	214	211
Additional paid-in capital	11,948,910	11,706,836
Distributions in excess of accumulated earnings	(2,425,031)	(2,486,633)
Deferred compensation obligation	62,046	57,012
Accumulated other comprehensive loss	(284,558)	(283,780)
Total stockholders’ equity	9,301,581	8,993,646
Noncontrolling interests	17,781	14,998
Total equity	9,319,362	9,008,644
Total liabilities and equity	$18,832,407	$18,102,035
________
(a)Includes $1.7 billion of accumulated depreciation on buildings and improvements as of both March 31, 2023 and December 31, 2022, and $1.5 billion and $1.6 billion of accumulated amortization on lease intangibles as of March 31, 2023 and December 31, 2022, respectively.

W. P. Carey Inc. 3/31/2023 Earnings Release 8-K – 6

W. P. CAREY INC.
Quarterly Consolidated Statements of Income (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Revenues
Real Estate:
Lease revenues	$352,336	$347,636	$307,725
Income from finance leases and loans receivable	20,755	17,472	18,379
Operating property revenues	40,886	28,951	3,865
Other lease-related income	13,373	8,083	14,122
	427,350	402,142	344,091
Investment Management:
Asset management revenue	339	383	3,420
Reimbursable costs from affiliates	101	104	927
	440	487	4,347
	427,790	402,629	348,438
Operating Expenses
Depreciation and amortization	156,409	140,749	115,393
General and administrative	26,448	22,728	23,084
Reimbursable tenant costs	21,976	21,084	16,960
Operating property expenses	21,249	11,719	2,787
Property expenses, excluding reimbursable tenant costs	12,772	13,879	13,779
Stock-based compensation expense	7,766	9,739	7,833
Reimbursable costs from affiliates	101	104	927
Merger and other expenses (a)	24	2,058	(2,322)
Impairment charges — real estate	—	12,734	20,179
	246,745	234,794	198,620
Other Income and Expenses
Gain on sale of real estate, net (b)	177,749	5,845	11,248
Interest expense	(67,196)	(67,668)	(46,053)
Other gains and (losses) (c)	8,100	97,059	35,745
Earnings from equity method investments (d)	5,236	6,032	4,772
Non-operating income (e)	4,626	6,526	8,546
	128,515	47,794	14,258
Income before income taxes	309,560	215,629	164,076
Provision for income taxes	(15,119)	(6,126)	(7,083)
Net Income	294,441	209,503	156,993
Net (income) loss attributable to noncontrolling interests	(61)	35	2
Net Income Attributable to W. P. Carey	$294,380	$209,538	$156,995

Basic Earnings Per Share	$1.39	$1.00	$0.82
Diluted Earnings Per Share	$1.39	$1.00	$0.82
Weighted-Average Shares Outstanding
Basic	211,951,930	209,281,888	191,911,414
Diluted	212,345,047	209,822,650	192,416,642

Dividends Declared Per Share	$1.067	$1.065	$1.057

__________
(a)Amounts are primarily comprised of costs incurred in connection with the CPA:18 Merger and/or reversals of estimated liabilities for German real estate transfer taxes that were previously recorded in connection with mergers in prior years.
(b)Amount for the three months ended March 31, 2023 includes a gain on sale of real estate of $176.2 million recognized upon a tenant’s notice of its intention to repurchase a portfolio of 78 net-lease self-storage properties and the reclassification of the investment to net investments in sales-type leases totaling $451.4 million.
(c)Amount for the three months ended March 31, 2023 is primarily comprised of a release of a non-cash allowance for credit losses of $3.4 million, a net gain recognized on the extinguishment of debt of $2.8 million and net gains on foreign currency exchange rate movements of $2.5 million.
(d)Amount for the three months ended March 31, 2022 includes a non-cash impairment charge of $4.6 million, recognized on an equity method investment in real estate.
(e)Amount for the three months ended March 31, 2023 is comprised of realized gains on foreign currency exchange derivatives of $4.1 million and interest income on deposits of $0.5 million.

W. P. Carey Inc. 3/31/2023 Earnings Release 8-K – 7

W. P. CAREY INC.
Quarterly Reconciliation of Net Income to Adjusted Funds from Operations (AFFO) (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Net income attributable to W. P. Carey	$294,380	$209,538	$156,995
Adjustments:
Gain on sale of real estate, net (a)	(177,749)	(5,845)	(11,248)
Depreciation and amortization of real property	155,868	140,157	114,646
Impairment charges — real estate	—	12,734	20,179
Proportionate share of adjustments to earnings from equity method investments (b) (c)	2,606	2,296	7,683
Proportionate share of adjustments for noncontrolling interests (d)	(299)	(294)	(4)
Total adjustments	(19,574)	149,048	131,256
FFO (as defined by NAREIT) Attributable to W. P. Carey (e)	274,806	358,586	288,251
Adjustments:
Straight-line and other leasing and financing adjustments	(15,050)	(14,766)	(10,847)
Above- and below-market rent intangible lease amortization, net	10,861	8,652	11,004
Other (gains) and losses (f)	(8,100)	(97,059)	(35,745)
Stock-based compensation	7,766	9,739	7,833
Amortization of deferred financing costs	4,940	5,705	3,128
Tax expense (benefit) – deferred and other	4,366	(3,325)	(1,242)
Other amortization and non-cash items	472	490	552
Merger and other expenses (g)	24	2,058	(2,322)
Proportionate share of adjustments to earnings from equity method investments (a)	(926)	(319)	(1,781)
Proportionate share of adjustments for noncontrolling interests (d)	60	(85)	(5)
Total adjustments	4,413	(88,910)	(29,425)
AFFO Attributable to W. P. Carey (e)	$279,219	$269,676	$258,826

Summary
FFO (as defined by NAREIT) attributable to W. P. Carey (e)	$274,806	$358,586	$288,251
FFO (as defined by NAREIT) attributable to W. P. Carey per diluted share (e)	$1.29	$1.70	$1.50
AFFO attributable to W. P. Carey (e)	$279,219	$269,676	$258,826
AFFO attributable to W. P. Carey per diluted share (e)	$1.31	$1.29	$1.35
Diluted weighted-average shares outstanding	212,345,047	209,822,650	192,416,642
W. P. Carey Inc. 3/31/2023 Earnings Release 8-K – 8

W. P. CAREY INC.
Quarterly Reconciliation of Net Income from Real Estate to Adjusted Funds from Operations (AFFO) from Real Estate (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Net income from Real Estate attributable to W. P. Carey	$293,231	$210,142	$146,858
Adjustments:
Gain on sale of real estate, net (a)	(177,749)	(5,845)	(11,248)
Depreciation and amortization of real property	155,868	140,157	114,646
Impairment charges — real estate	—	12,734	20,179
Proportionate share of adjustments to earnings from equity method investments (b) (c)	2,606	2,296	7,683
Proportionate share of adjustments for noncontrolling interests (d)	(299)	(294)	(4)
Total adjustments	(19,574)	149,048	131,256
FFO (as defined by NAREIT) Attributable to W. P. Carey – Real Estate (e)	273,657	359,190	278,114
Adjustments:
Straight-line and other leasing and financing adjustments	(15,050)	(14,766)	(10,847)
Above- and below-market rent intangible lease amortization, net	10,861	8,652	11,004
Stock-based compensation	7,766	9,739	7,833
Other (gains) and losses (f)	(7,586)	(96,846)	(34,418)
Amortization of deferred financing costs	4,940	5,705	3,128
Tax expense (benefit) – deferred and other	4,366	(3,862)	(1,189)
Other amortization and non-cash items	472	490	552
Merger and other expenses (g)	24	2,058	(2,325)
Proportionate share of adjustments to earnings from equity method investments (b)	(926)	(320)	167
Proportionate share of adjustments for noncontrolling interests (d)	60	(85)	(5)
Total adjustments	4,927	(89,235)	(26,100)
AFFO Attributable to W. P. Carey – Real Estate (e)	$278,584	$269,955	$252,014

Summary
FFO (as defined by NAREIT) attributable to W. P. Carey – Real Estate (e)	$273,657	$359,190	$278,114
FFO (as defined by NAREIT) attributable to W. P. Carey per diluted share – Real Estate (e)	$1.29	$1.70	$1.45
AFFO attributable to W. P. Carey – Real Estate (e)	$278,584	$269,955	$252,014
AFFO attributable to W. P. Carey per diluted share – Real Estate (e)	$1.31	$1.29	$1.31
Diluted weighted-average shares outstanding	212,345,047	209,822,650	192,416,642

__________
(a)Amount for the three months ended March 31, 2023 includes a gain on sale of real estate of $176.2 million recognized upon a tenant’s notice of its intention to repurchase a portfolio of 78 net-lease self-storage properties and the reclassification of the investment to net investments in sales-type leases totaling $451.4 million.
(b)Equity income, including amounts that are not typically recognized for FFO and AFFO, is recognized within Earnings from equity method investments on the consolidated statements of income. This represents adjustments to equity income to reflect FFO and AFFO on a pro rata basis.
(c)Amount for the three months ended March 31, 2022 includes a non-cash impairment charge of $4.6 million, recognized on an equity method investment in real estate.
(d)Adjustments disclosed elsewhere in this reconciliation are on a consolidated basis. This adjustment reflects our FFO or AFFO on a pro rata basis.
(e)FFO and AFFO are non-GAAP measures. See below for a description of FFO and AFFO.
(f)AFFO and Real Estate AFFO adjustment amounts for the three months ended March 31, 2023 are primarily comprised of a release of a non-cash allowance for credit losses of $3.4 million, a net gain recognized on the extinguishment of debt of $2.8 million and net gains on foreign currency exchange rate movements of $2.5 million.
(g)Amounts are primarily comprised of costs incurred in connection with the CPA:18 Merger and/or reversals of estimated liabilities for German real estate transfer taxes that were previously recorded in connection with mergers in prior years.
W. P. Carey Inc. 3/31/2023 Earnings Release 8-K – 9

Non-GAAP Financial Disclosure

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts (NAREIT), an industry trade group, has promulgated a non-GAAP measure known as FFO, which we believe to be an appropriate supplemental measure, when used in addition to and in conjunction with results presented in accordance with GAAP, to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental non-GAAP measure. FFO is not equivalent to, nor a substitute for, net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as restated in December 2018. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property, impairment charges on real estate or other assets incidental to the company’s main business, gains or losses on changes in control of interests in real estate and depreciation and amortization from real estate assets; and after adjustments for unconsolidated partnerships and jointly owned investments. Adjustments for unconsolidated partnerships and jointly owned investments are calculated to reflect FFO.

We also modify the NAREIT computation of FFO to adjust GAAP net income for certain non-cash charges, such as amortization of real estate-related intangibles, deferred income tax benefits and expenses, straight-line rent and related reserves, other non-cash rent adjustments, non-cash allowance for credit losses on loans receivable and finance leases, stock-based compensation, non-cash environmental accretion expense, amortization of discounts and premiums on debt and amortization of deferred financing costs. Our assessment of our operations is focused on long-term sustainability and not on such non-cash items, which may cause short-term fluctuations in net income but have no impact on cash flows. Additionally, we exclude non-core income and expenses, such as gains or losses from extinguishment of debt and merger and acquisition expenses. We also exclude realized and unrealized gains/losses on foreign currency exchange rate movements (other than those realized on the settlement of foreign currency derivatives), which are not considered fundamental attributes of our business plan and do not affect our overall long-term operating performance. We refer to our modified definition of FFO as AFFO. We exclude these items from GAAP net income to arrive at AFFO as they are not the primary drivers in our decision-making process and excluding these items provides investors a view of our portfolio performance over time and makes it more comparable to other REITs that are currently not engaged in acquisitions, mergers and restructuring, which are not part of our normal business operations. AFFO also reflects adjustments for unconsolidated partnerships and jointly owned investments. We use AFFO as one measure of our operating performance when we formulate corporate goals, evaluate the effectiveness of our strategies and determine executive compensation.

We believe that AFFO is a useful supplemental measure for investors to consider as we believe it will help them to better assess the sustainability of our operating performance without the potentially distorting impact of these short-term fluctuations. However, there are limits on the usefulness of AFFO to investors. For example, impairment charges and unrealized foreign currency losses that we exclude may become actual realized losses upon the ultimate disposition of the properties in the form of lower cash proceeds or other considerations. We use our FFO and AFFO measures as supplemental financial measures of operating performance. We do not use our FFO and AFFO measures as, nor should they be considered to be, alternatives to net income computed under GAAP, or as alternatives to net cash provided by operating activities computed under GAAP, or as indicators of our ability to fund our cash needs.

W. P. Carey Inc. 3/31/2023 Earnings Release 8-K – 10